EXHIBIT 10.5

LEASE AGREEMENT BETWEEN VISCONTI HOLDINGS, LLC &
TWIN VEE CATAMARANS, INC. and TWIN VEE POWERCATS, INC.

THIS LEASE AGREEMENT (“Agreement”) made and entered into this 1st day of January 2021, by and between Visconti Holdings, LLC, a Florida limited liability company whose address is 511 N Lyra Circle, Juno Beach, FL 33408, (hereinafter referred to as “Landlord”), and Twin Vee Powercats, Inc., a Delaware corporation and Twin Vee Catamarans, Inc., a Florida corporation, whose mutual address is 3101 US Highway 1, Fort Pierce, FL 34982 (hereinafter collectively referred to as “Tenant”).

WHEREAS, Landlord is the fee simple owner of certain real property located in St. Lucie County, Florida. such real property having a street address of 3101 US Highway 1, Fort Pierce, FL 34982;

WHEREAS, Landlord is desirous of leasing a portion of the premises (the “Property”), together with the buildings, parking areas, landscaping, walkways and other improvements related to the Property to Tenant, and Tenant is desirous of leasing said premises from Landlord, on the terms and conditions stated below;

THEREFORE, IN CONSIDERATION OF THE COVENANTS AND OBLIGATIONS contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1)       TERM OF LEASE: The term of this Lease is an annual lease commencing on January 1, 2021 and ending five (5) years later at 12 o’clock midnight on December 31, 2025 (“Lease Term”). This Lease Term may be renewed by Tenant for one additional five-year term by giving Landlord at least thirty days’ notice in writing before the expiration of the original Lease Term. Any and all previous leases between these parties for the Property are hereby terminated and canceled.

2)       RENT:

A)       BASE RENT. On the first day of each calendar month during the Lease Term, Tenant will pay to Landlord the Base Rent of $30,000 plus applicable sales or use tax thereon (which is currently 7% in St. Lucie County) per month during the Lease Term in lawful money of the United States, in advance and without offset, deduction prior notice, or demand.

i)	Starting on January 1, 2022, the Base Rent shall increase five percent (5%) to $31,150 plus applicable sales or use tax thereon per month during the second year of the Lease Term.

ii)	Starting on January 1, 2023, the Base Rent shall increase five percent (5%) to $33,075 plus applicable sales or use tax thereon per month during the second year of the Lease Term

iii)	Starting on January 1, 2024, the Base Rent shall increase five percent (5%) to $34,728.75 plus applicable sales or use tax thereon per month during the second year of the Lease Term

iv)	Starting on January 1, 2025, the Base Rent shall increase five percent (5%) to $36,465.19 plus applicable sales or use tax thereon per month during the second year of the Lease Term

B)       LAST MONTH’S RENT. Upon execution of this Lease, Tenant shall remit the Base Rent for December 2021, consisting of $30,000 plus applicable sales or use tax thereon (which is currently 7% in St. Lucie County) Landlord. This shall be credited to Tenant for December 2021’s Rent.

C)       SECURITY DEPOSIT. Upon execution of this Lease, Tenant shall deposit with Landlord the sum of $30,000 as security for any damage caused to the Property during the term hereof. Landlord may place the security deposit in an interest-bearing account if Landlord so chooses and any interest earned will be paid to Landlord or Landlord’s representative.

i)	REFUND. Upon termination of the tenancy, all funds held by the Landlord as security deposit may be applied to the payment of accrued rent and the number of damages that the Landlord has suffered by reason of the Tenant’s noncompliance with the terms of this Lease or with any and all laws, ordinances, rules and orders of any and all governmental or quasi-governmental authorities affecting the cleanliness, use, occupancy and preservation of the Property. The remainder shall be refunded to the Tenant.

D)       ADDITIONAL RENT. All sums payable by Tenant under this Lease other than Base Rent and Security Deposit are “Additional Rent”; the term “Rent” includes both Base Rent and Additional Rent. Tenant shall pay, in addition to the Base Rent, the following: (a) all Real Property Taxes for which Tenant is liable hereunder; (b) all utility costs (to the extent utilities are not separately metered) for which Tenant is liable hereunder; (c) all insurance premiums for which Tenant is liable hereunder; and (d) all Operating Expenses and maintenance for which Tenant is liable hereunder, if any.

E)       LATE FEES. In the event Landlord has not received the Rent by the 8th day of each month, then Tenant shall pay the sum of One Thousand and No/100 Dollars ($1,000.00) to Landlord as a late fee for each and every month or portion thereof that each month’s Rent is late.

3)	PROPERTY TAXES

A)       REAL PROPERTY TAXES. Landlord shall be responsible for the payment of Real Property Taxes on the Property.

B)       PERSONAL PROPERTY TAXES. Tenant will pay directly all taxes charged against trade fixtures, furnishings, equipment, inventory or any other personal property belonging to Tenant. Tenant will use its best efforts to have personal property taxed separately from the Property. If any of Tenant’s personal property is taxed with the Property, Tenant shall pay the taxes for such personal property within fifteen (15) days after Tenant receives a written notice for such personal property taxes.

4)       UTILITIES: Tenant will promptly pay, directly to the appropriate supplier, the cost of all natural gas, heating, cooling, energy, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Property, together with any related installation or connection charges or deposits (collectively, “Utility Costs”) incurred during the Lease Term.

5)       GOVERNMENTAL OBLIGATIONS. Should any fees, fines, charges, or other amounts be levied against 3101 US Highway 1, Fort Pierce, FL 34982 by any county, city, state, or federal entity during the Lease Term not otherwise discussed in this Agreement, Tenant shall pay the amount levied.

6)       INSURANCE

A)       TENANT’S INSURANCE. Tenant, at its expense, will maintain any and all insurance coverages during the Lease Term including, but not limited to:

i)       Liability Insurance. Commercial general liability insurance insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury at the Property, including contractual liability. Such insurance will name Landlord, any mortgagee, and such other parties as Landlord may designate, as additional insureds. The initial amount of such insurance will be One Million Dollars ($1,000,000) per occurrence and will be subject to periodic increases reasonably specified by Landlord based upon inflation, increased liability awards, recommendations of Landlord’s professional insurance advisers, and other relevant factors. The liability insurance obtained by Tenant under this will (1) be primary and (2) insure Tenant’s obligations to Landlord hereunder. The amount and coverage of such insurance will not limit Tenant’s liability nor relieve Tenant of any other obligation under this Lease.

ii)       Workers’ Compensation Insurance. Workers’ Compensation Insurance in the statutory amount (and Employers” Liability Insurance) covering all employees of Tenant employed or performing services at the Property, in order to provide the statutory benefits required by the laws of the state in which the Property are located.

iii)       Personal Property Insurance. Personal Property Insurance covering leasehold improvements paid for by Tenant and Tenant’s personal property and fixtures from time to time in, on, or at the Property, in an amount not less than 100% of the full replacement cost, without deduction for depreciation, providing protection against events protected under “All Risk Coverage,” as well as against sprinkler damage, vandalism, and malicious mischief. Any proceeds from the Personal Property Insurance will be used for the repair or replacement of the property damaged or destroyed, unless the Lease Term is terminated under an applicable provision herein.

iv)       Other Insurance. Landlord will have the right to require Tenant to obtain flood, earthquake, and such other insurance as Landlord determines from time to time or is required by any mortgagee of the Property.

B)       NOTICE OF CHANGE IN INSURANCE. Any insurance which Tenant is required to maintain under this Lease will include a provision which requires the insurance carrier to give Landlord not less than thirty (30) days” written notice prior to any cancellation or modification of such coverage.

7)       OPERATING EXPENSES: Tenant will pay all Operating Expenses allocable to the Lease Term. “Operating Expenses” means all costs and expenses incurred by Landlord or Tenant with respect to the ownership, maintenance and operation of the Property including, but not limited to: maintenance, repair and replacement of the heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems, paving and parking areas, roads and driveways; maintenance of exterior areas such as gardening and landscaping, signage; maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; painting; lighting; cleaning; refuse removal; security; utilities for, or the maintenance of the Property; and fees for required licenses and permits.

8)       USE OF PROPERTY: Tenant will use the Property only for the Permitted Uses. Tenant will not cause or permit the Property to be used in any way which (a) constitutes a violation of any Legal Requirements (as defined below) or the rules and regulations (the “Rules and Regulations”) established by Landlord or (b) constitutes a nuisance or waste or will invalidate any insurance carried by Tenant or Landlord. Tenant will obtain and pay for all necessary permits, including a certificate of occupancy, and will promptly take all actions necessary to comply with all applicable Federal, State or local statutes, ordinances, notes, regulations, orders, recorded declarations, covenants and requirements (collectively, “Legal Requirements”) regulating the use by Tenant of the Property, including, without limitation, the Occupational Safety and Health Act and the Americans With Disabilities Act.

9)	CONDITION AND MAINTENANCE OF PROPERTY

A)       EXISTING CONDITIONS. Tenant hereby accepts the Property in their present condition, “AS IS”, “WHERE IS”, and “WITH ALL FAULTS”, subject to all Legal Requirements. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Property and is not relying on any representations of Landlord or any broker with respect thereto. The Property and the Outside Areas shall be maintained in at least the condition which exists upon the execution of this Lease.

B)       LANDLORD’S OBLIGATIONS. Landlord and Tenant acknowledge and agree that this is a “true” triple net lease and that Landlord shall have NO obligations relating to the repair or maintenance of the Property; Tenant shall be solely responsible for same. Provided, however, subject to the provisions of this Lease and Tenant’s obligation to pay Additional Rent pursuant thereto, and except for damage caused by any act or omission of Tenant or Tenant’s employees, agents, contractors or invitees, Landlord may elect to maintain in good order, condition and repair, at Tenant’s sole cost and expense, the Outside Areas and/or the foundation, roof, building systems (other than the heating, ventilating and air conditioning system), structural supports and exterior walls of the improvements on the Property .. Landlord shall notify Tenant if it elects to maintain or repair any or all of the foregoing. In such an event, Tenant shall pay to Landlord upon demand any cost or expense incurred by Landlord relating to such maintenance or repair. In no event will Landlord be obligated to maintain or repair windows, doors or plate glass. The Property shall be maintained in at least the condition which exists upon the execution of this Lease.

C)       TENANT’S OBLIGATIONS. Tenant will keep all portions of the Property (including without limitation, all systems and equipment, i.e., HVAC systems, doors, windows and floors) in good order, condition and repair (including repainting and refinishing, as needed). The Property shall be maintained in at least the condition which exists upon the execution of this Lease.

10)       CONDITION UPON TERMINATION. Upon the expiration or termination of the Lease Term, Tenant will surrender the Property to Landlord broom clean and in the condition which Tenant is required to maintain the Property under this Lease. Tenant will not be obligated to repair any damage which Landlord is required to repair hereunder. Landlord may require Tenant, at its expense, to remove any alterations, additions or improvements prior to the expiration of the Lease and to restore the Property to their prior condition. With respect to any alterations, additions or improvements which require Landlord’s approval, Landlord will specify if Tenant will be required to remove the same at the time of such approval. Any work which Tenant is not required to remove will, at Landlord’s option, become Landlord’s property and will be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant’s machinery or equipment which can be removed without damage to the Property so long as Tenant repairs any damage caused by such removal.

11)       EXEMPTION OF LANDLORD FROM LIABILITY. Landlord will not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Property, or from other sources or places; or (d) any curtailment or interruption in utility services. Tenant will give Landlord prompt notice upon the occurrence of any accident or casualty at the Property. The provisions of this Section will not exempt Landlord from liability for its gross negligence or willful misconduct; provided, however, Landlord will not be liable for any consequential damages.

12)       DEFAULTS AND REMEDIES

A)       COVENANTS AND CONDITIONS. Tenant’s performance of each of Tenant’s obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Property is conditioned upon such performance. Time is of the essence in the performance by Tenant of all covenants and conditions.

B)       DEFAULTS. Each of the following constitutes an “Event of Default” under this Lease:

i)        Tenant fails to pay Rent or any other sum payable under this Lease within 5 days after it is due; provided, however, with respect to the first such nonpayment in any calendar year, Tenant will have 5 days after receipt of written notice that Rent is due to pay such amount;

ii)       Tenant fails to perform any of Tenant’s other obligations under this Lease and such failure continues for a period of 30 days after notice from Landlord; provided that if more than 30 days are reasonably required to complete such performance, Tenant will not be in default if Tenant commences such performance within the 30 day period and thereafter diligently pursues its completion;

iii)       Tenant abandons the Property; or

iv)       Tenant becomes insolvent or bankrupt, has a receiver or trustee appointed for any part of its property, makes an assignment for the benefit of its creditors, or any proceeding is commenced either by Tenant or against it under any bankruptcy or insolvency laws, which proceeding is not dismissed within sixty (60) days; provided, however, if a court of competent jurisdiction determines that any of the acts described in this subsection (d) is not an Event of Default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant assigns, subleases, or transfers Tenant’s interest hereunder, then Landlord will receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment, transfer or sublease over the rent payable by Tenant under this Lease.

C)       REMEDIES. On the occurrence of an Event of Default, Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

i)       Terminate the Lease Term by written notice to Tenant. Tenant will then immediately quit and surrender the Property to Landlord, but Tenant will remain liable as hereinafter provided. Following termination, without prejudice to other remedies Landlord may have by reason of Tenant’s default or of such termination, Tenant remains liable for any rent, additional rent, late fees, costs, including costs to remedy any defaults, and damages under this Agreement. If this Agreement is terminated due to Tenant’s default, Landlord may, in addition to any rights and remedies available under this Agreement and applicable law, use any dispossession, eviction, or other similar legal proceeding available in law or equity.

ii)       Maintain Tenant’s right to possession, in which case this Lease will continue in effect whether or not Tenant has abandoned the Property. In such event, Landlord will be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due.

iii)       Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of Florida.

13)       PROTECTION OF LENDERS. This Lease shall be automatically subordinate, junior and inferior to any and all mortgages, liens or encumbrances now or hereafter placed on the Property by Landlord, all advances made under any such mortgages, liens or encumbrances (including, but not limited to, future advances), the interest payable on such mortgages, liens or encumbrances and any and all renewals, extensions or modifications of such mortgages, liens or encumbrances.

14)       ATTORNEYS’ FEES; GOVERNING LAW. Should it become necessary for Landlord to employ an attorney to enforce any of the conditions or covenants hereof, including the collection of rentals or gaining possession of the Property, Tenant agrees to pay all expenses so incurred, including a reasonable attorneys’ fee. This Agreement shall be governed, construed and interpreted by, through and under the Laws of the State of Florida.

15)       SEVERABILITY. If any provision of this Agreement is declared invalid by any tribunal exercising competent jurisdiction, then such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time, and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though the provision had never been entered into. In either case, the remaining provisions of this Agreement shall remain in full force and effect.

16)       BINDING EFFECT; NON-WAIVER. The covenants, obligations and conditions herein contained shall be binding on and inure to the benefit of the heirs, legal representatives, and assigns of the parties hereto. No delay, indulgence, waiver, non-enforcement, election or non-election by Landlord under this Agreement will be deemed to be a waiver of any other breach by Tenant, nor shall it affect Tenant’s duties, obligations, and liabilities hereunder.

17)       MODIFICATION. The parties hereby agree that this document contains the entire agreement between the parties and this Agreement shall not be modified, changed, altered or amended in any way except through a written amendment signed by all of the parties hereto.

18)       NOTICE. Any notice required or permitted under this Lease or under state law shall be delivered to Tenant at the Property address, and to Landlord at the following address:

Tenant:                 Twin Vee Catamarans, Inc. and Twin Vee Powercats, Inc.

3101 US Highway 1

Ft. Pierce, FL 34982

Landlord:             Visconti Holdings, LLC

511 N Lyra Circle

Juno Beach, FL 33408

19)       WAIVER OF JURY TRIAL. LANDLORD AND TENANT HAVE SPECIFICALLY WAIVED THE RIGHT TO A JURY TRIAL CONCERNING ANY DISPUTES WHICH MAY ARISE CONCERNING THIS AGREEMENT, SPECIFICALLY BUT NOT LIMITED TO, ANY ISSUES INVOLVING TENANT’S TENANCY.

20)       RADON NOTIFICATION. Pursuant to Florida Statute 404.056(8), the following disclosure is made: “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in the building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon gas that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.”

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have executed and delivered this Agreement as of the date first written above

LANDLORD:
VISCONTI HOLDINGS, LLC

Signed:	/s/ Joseph C. Visconti
Joseph C. Visconti
Its: Managing Member
Date: January 1, 2021

TENANT:

TWIN VEE POWERCATS, INC.		TWIN VEE CATAMARANS, INC.

Signed:	/s/ Joseph C. Visconti	Signed:	/s/ Joseph C. Visconti
Joseph C. Visconti		Joseph C. Visconti
Its: President		Its: President
Date: January 1, 2021		Date: January 1, 2021

STATE OF FLORIDA )

COUNTY OF ST. LUCIE )

The foregoing Lease Agreement was read and signed before me this 1st day of January 2021 by Joseph C. Visconti, the president of Twin Vee Powercats, Inc., the president of Twin Vee Catamarans, Inc., and Managing Member of Visconti Holdings, LLC, who is personally known to me.

Notary Stamp:

Notary Public, State of Florida
Printed Name:
My Commission Expires: